Exhibit 10.6

September 1, 2011

Joseph Stork

Senior Vice President and Chief Development Officer

Oncure Medical Corp.

188 Inverness Drive West, Suite 650

Englewood, CO  80112

Re:          Retention Bonus

Dear Joe:

I am pleased to inform you that the Compensation Committee of the Board of Directors of OnCure Holdings, Inc. has determined to provide you with a special bonus opportunity as described below.  The Committee considers your continued contributions important to the success of Oncure Medical Corp. (the “Company”) and has established the bonus opportunity in order to reinforce and encourage your continued dedication and focused efforts.

In the event that you remain continuously employed with either the Company or any of its successors through the earlier of:  (i) September 1, 2012; (ii) your termination of employment without Cause (as defined in your employment agreement with the Company), you shall be entitled to receive a one-time cash bonus of $68,667 (i.e., one third of your current base salary), subject to applicable withholding (the “Bonus”).  The Bonus will be paid on the first regular payroll date following the date the Bonus is earned, but in no event later than September 15, 2012.

The Bonus shall not affect your right to any severance or other bonuses that may be payable to you by the Company, whether or not pursuant to your employment agreement with the Company.  Any amounts earned under this agreement will also be excluded from the definition of EBITDA under any Executive Incentive Program (“EIP”).

This agreement sets forth our entire understanding and supersedes all prior agreements, promises, covenants, arrangements, communications representations or warranties, whether oral or written, by any officer, employee or representative of the Company in respect of the subject matter contained herein, including, without limitation, any offer letter, bonus or severance agreement between you and the Company.  In addition, nothing contained in this letter agreement shall confer upon you any right to continue in the Company’s employ or interfere in any way with the at-will nature of your employment.

[Signature Page Follows]

Please sign and return to the Company a copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,

/s/ L. Duane Choate

L. Duane Choate
President and CEO

Accepted and agreed:

/s/ Joseph Stork	Date:	September 1, 2011